Exhibit 99.1

Sundance Energy Inc. Announces Participation
in February Investor Conferences

DENVER, CO FEBRUARY 7, 2020 (GLOBE NEWSWIRE) – Sundance Energy Inc. (NASDAQ: SNDE) (“Sundance” or the “Company”) today announced management’s participation in several upcoming conferences during the month of February.

Eric P. McCrady, Chief Executive Officer, is scheduled to present at the Enercom Dallas 2020 conference in Dallas, TX on Tuesday, February 11th, 2020 at 1:55 PM CST followed by a breakout question and answer session. A livestream of Mr. McCrady’s presentation will be available on the Enercom website at https://www.enercomdallas.com/company-pages/sundance-energy/.

Mr. McCrady is also scheduled to present at Noble Capital Markets’ 16th Annual Investor Conference in Hollywood, FL on Tuesday, February 18th, 2020 at 2:00 PM EST, followed by a breakout question and answer session. A webcast of the presentation will be made available at www.nobleconference.com and www.channelchek.com for 90 days following the event.

About Sundance Energy Inc

Sundance Energy Inc is an independent energy exploration company located in Denver, Colorado. The Company is focused on the acquisition and development of large, repeatable oil and natural gas resource plays in North America. Current activities are focused in the Eagle Ford.  A comprehensive overview of the Company can be found on Sundance’s website at www.sundanceenergy.net

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   These statements are identified by the use of the words “project,” “believe,” “estimate,” “expect,” “anticipate,” “intend,” “contemplate,” “foresee,” “would,” “could,” “plan,” and similar expressions that are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on Sundance. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Sundance will be those that are anticipated. Sundance’s forward-looking statements involve significant risks and uncertainties (some of which are beyond Sundance’s control) and assumptions that could cause actual results to differ materially from Sundance’s historical experience and present expectations or projections. These include, but are not limited to, risks or uncertainties associated with our previously completed redomiciliation (including the ability to recognize any benefits therefrom), the discovery and development of oil and natural gas reserves, cash flows and liquidity, business and financial strategy, budget, projections and operating results, oil and natural gas prices, amount, nature and timing of capital expenditures, including future development costs, availability and terms of capital and general economic and business conditions. You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. Forward-looking statements also are affected by the risk factors described in Sundance’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, as may be amended, and those set forth from time-to-time in other filings with the SEC. Sundance undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

For more information, please contact:

John Roberts VP Finance & Investor Relations Tel: (720) 638-2400	Eric McCrady Chief Executive Officer Tel: (303) 543-5703